Exhibit 99.2

Retractable Technologies, Inc. Reports Final Judgment and Permanent Injunction in Patent Litigation Suit
and Litigation Fee Arrangement

LITTLE ELM, Texas, May 24, 2010—Retractable Technologies, Inc. (NYSE AMEX: RVP), a leading maker of safety medical devices, reported it has received the Final Judgment and Permanent Injunction and an Order in its patent litigation against Becton, Dickinson and Company (“BD”).

The United States District Court for the Eastern District of Texas, Marshall Division entered judgment for the plaintiff, Retractable Technologies, Inc. (“RTI” or “Company”) and against the defendant, BD.  The infringing products are BD’s 1mL and 3mL Integra syringes.  The Court also entered judgment for RTI and against BD for BD’s counter claims for declaratory judgment of non-infringement, invalidity, and unenforceability.

The Court also ordered that RTI shall recover from BD $5,000,000 with prejudgment interest from March 2002 through trial.

The Court ordered a permanent injunction for the 1mL and 3mL Integra until the expiration of certain patents. However, the permanent injunction is stayed for the longer of the exhaustion of an appeal of this case or twelve months from the date of the Order, which is May 19, 2010.

The Court retains jurisdiction to enforce any and all aspects of the Judgment and Permanent Injunction. Further the Court retains jurisdiction to award RTI amounts for supplemental damages, interest, costs, attorneys’ fees and such other relief as may be just and proper. The Final Judgment is appealable.

RTI is also pleased to announce that we have reached an agreement with our counsel, Locke Lord Bissell & Liddell (“LLBL”), regarding future litigation expenditures that caps RTI’s litigation costs in exchange for a contingent fee interest.

We believe this agreement serves both the short-term and long-term interests of the Company in that it greatly reduces the legal fee component of our General and administrative costs and impacts our cash flow in a positive manner as compared to previous years.  This agreement helps ensure the long-term viability of the Company.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse. Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Patient Safe® syringes’ unique luer guard reduces the risk of luer tip contact contamination and the risk of contamination of intravenous fluid. Retractable’s products are distributed by various specialty and general line distributors. For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation (as it affects our costs as well as market access); our ability to maintain favorable supplier arrangements and relationships; our ability to receive royalties from Baiyin Tonsun Medical Device Co., Ltd.; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically BD, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com